BancFirst Corporation Reports Third Quarter Earnings

OKLAHOMA CITY, Oct. 19, 2018 /PRNewswire/ -- BancFirst Corporation (NASDAQ GS: BANF) reported net income of $32.9 million, or $0.98 diluted earnings per share, for the third quarter of 2018 compared to net income of $21.7 million, or $0.67 diluted earnings per share, for the third quarter of 2017. Net income for the nine months ended September 30, 2018 was $93.1 million, or $2.78 diluted earnings per share, compared to $66.9 million, or $2.06 diluted earnings per share, for the nine months ended September 30, 2017. On January 11, 2018 the Company completed the acquisitions of two Oklahoma banking corporations. Consequently, the first nine months of 2018 included one-time acquisition related expenses of approximately $2.6 million, which reduced diluted earnings per share by approximately 6 cents. Net income for the nine months ended September 30, 2017 included the effects of favorable resolutions of two problem loans which resulted in principal recovery of $894,000 and unaccrued interest income of $2.3 million.

The Company's net interest income for the third quarter of 2018 increased to $65.7 million compared to $57.2 million for the third quarter of 2017. The net interest margin for the quarter was 3.68% compared to 3.46% a year ago. The increase in margin was primarily due to the increase in the federal funds rate throughout 2017 and 2018 and the two acquisitions in the first quarter of 2018. The provision for loan losses for the third quarter of 2018 was $747,000 compared to $3.3 million a year ago. Net charge-offs for the third quarter of 2017 and 2018 were both 0.02% of average loans. Noninterest income for the quarter totaled $32.8 million, compared to $29.2 million last year. The increase in noninterest income was primarily due to the growth in debit card usage fees, insurance commissions and cash management revenue. Noninterest expense for the quarter totaled $55.8 million compared to $50.6 million last year. The increase in noninterest expense was primarily due to salary increases in 2018 and the two acquisitions. The Company's effective tax rate for the third quarter of 2018 was 21.6% compared to 19.8% for the first quarter of 2018 and 33.3% for the third quarter of 2017. The effective tax rate for the first quarter of 2018 included the effects of stock option exercises during the quarter. The decrease in the effective tax rate compared to the third quarter of 2017 was due to the change in tax rates from the Tax Cuts and Jobs Act and exercising of stock options during the third quarter of 2018.

At September 30, 2018, the Company's total assets were $7.6 billion, an increase of $349.3 million from December 31, 2017. The increase in total assets was primarily related to the acquisitions during the first quarter. Securities of $477.1 million were up slightly from December 31, 2017. Loans totaled $5.0 billion, a slight decrease from June 30, 2018. Loan growth for the nine months ended September 30, 2018 was primarily from acquired loans. Deposits totaled $6.6 billion, an increase of $228.1 million from the December 31, 2017 total, which was primarily related to the acquisitions. The Company's total stockholders' equity was $884.8 million, an increase of $109.2 million over December 31, 2017.

Asset quality remained strong during the third quarter of 2018. Nonperforming and restructured assets were 0.68% of total assets at September 30, 2018 compared to 0.61% at December 31, 2017. The allowance to total loans was 1.05% compared to 1.09% at year-end 2017. The allowance to nonperforming and restructured loans was 116.5% compared to 130.6% at year-end 2017.

On January 11, 2018, the Company completed the previously announced acquisitions of two Oklahoma banking corporations. First Wagoner Corporation and its subsidiary bank, First Bank & Trust Company, and First Chandler Corp. and its subsidiary bank, First Bank of Chandler, had combined total assets of approximately $378 million. The Company exchanged a combination of cash and stock for these transactions.

On August 31, 2018 the Company's wholly-owned subsidiary, BFTower, LLC, completed the purchase of Cotter Ranch Tower in Oklahoma City for $21.0 million. The Tower consists of an aggregate of 507,000 square feet, has 36 floors and is the second tallest building in Oklahoma City. The Company plans to move its headquarters to this location as soon as renovations are complete.

BancFirst Corporation CEO David Harlow commented, "Rising rates, a lower corporate income tax rate and a stable Oklahoma economy again contributed to significant year over year improvement; non-interest income growth is noteworthy while asset quality remains strong, combining for solid third quarter results."

BancFirst Corporation (the Company) is an Oklahoma based financial services holding company. The Company's principal subsidiary bank, BancFirst, is Oklahoma's largest state-chartered bank with 107 banking locations serving 58 communities across Oklahoma. More information can be found at www.bancfirst.bank.

The Company may make forward-looking statements within the meaning of Section 27A of the securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management's current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2018	2018	2017	2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Condensed Income Statements:
Net interest income	$ 65,673	$ 64,880	$ 63,035	$ 58,699	$ 57,233
Provision for loan losses	747	1,225	314	3,323	3,276
Non-interest income:
Trust revenue	3,281	3,396	3,129	3,073	3,083
Service charges on deposits	18,103	17,537	16,653	16,693	16,633
Securities transactions	(64)	115	(14)	4,412	(22)
Income from sales of loans	800	802	651	741	732
Insurance commissions	5,207	3,927	5,199	3,917	4,603
Cash management	3,383	3,381	3,021	2,798	2,804
Other	2,091	1,279	1,471	1,199	1,336
Total noninterest income	32,801	30,437	30,110	32,833	29,169

Non-interest expense:
Salaries and employee benefits	35,051	34,776	34,190	31,477	31,471
Occupancy expense, net	3,386	3,396	3,402	3,327	3,298
Depreciation	2,733	2,429	2,410	2,298	2,493
Amortization of intangible assets	740	759	733	547	547
Data processing services	1,418	1,195	1,203	1,252	1,110
Net expense from other real estate owned	64	19	26	101	68
Marketing and business promotion	1,997	1,649	2,352	1,825	1,790
Deposit insurance	597	640	619	578	553
Other	9,823	9,393	10,955	9,846	9,270
Total noninterest expense	55,809	54,256	55,890	51,251	50,600
Income before income taxes	41,918	39,836	36,941	36,958	32,526
Income tax expense	9,035	9,250	7,321	17,461	10,816
Net income	$ 32,883	$ 30,586	$ 29,620	$ 19,497	$ 21,710
Per Common Share Data:
Net income-basic	$ 1.01	$ 0.93	$ 0.91	$ 0.61	$ 0.68
Net income-diluted	0.98	0.91	0.89	0.59	0.67
Cash dividends declared	0.30	0.21	0.21	0.21	0.21
Common shares outstanding	32,749,690	32,731,215	32,707,166	31,894,563	31,863,063
Average common shares outstanding -
Basic	32,742,480	32,716,350	32,574,251	31,876,784	31,838,392
Diluted	33,504,143	33,458,858	33,317,744	32,652,265	32,592,277
Performance Ratios:
Return on average assets	1.71%	1.62%	1.60%	1.07%	1.22%
Return on average equity	14.86	14.41	14.60	9.97	11.34
Net interest margin	3.68	3.70	3.66	3.48	3.46
Efficiency ratio	56.67	56.92	60.00	55.99	58.56

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	Nine months ended September 30,
	2018	2017
Condensed Income Statements:
Net interest income	$ 193,588	$ 168,440
Provision for loan losses	2,286	5,189
Non-interest income:
Trust revenue	9,806	8,929
Service charges on deposits	52,293	48,859
Securities transactions	37	(352)
Income from sales of loans	2,253	2,180
Insurance commissions	14,333	12,894
Cash management	9,785	8,357
Other	4,841	4,370
Total noninterest income	93,348	85,237

Non-interest expense:
Salaries and employee benefits	104,017	93,672
Occupancy expense, net	10,184	9,264
Depreciation	7,572	7,305
Amortization of intangible assets	2,232	1,641
Data processing services	3,816	3,402
Net expense from other real estate owned	109	320
Marketing and business promotion	5,998	5,564
Deposit insurance	1,856	1,683
Other	30,171	26,290
Total noninterest expense	165,955	149,141
Income before income taxes	118,695	99,347
Income tax expense	25,606	32,405
Net income	$ 93,089	$ 66,942
Per Common Share Data:
Net income-basic	$ 2.85	$ 2.11
Net income-diluted	2.78	2.06
Cash dividends declared	0.72	0.59
Common shares outstanding	32,749,690	31,863,063
Average common shares outstanding -
Basic	32,678,310	31,792,270
Diluted	33,430,761	32,534,219
Performance Ratios:
Return on average assets	1.64%	1.26%
Return on average stockholders' equity	14.62	12.06
Net interest margin	3.68	3.42
Efficiency ratio	57.84	58.79

BancFirst Corporation
Summary Financial Information
(Dollars in thousands, except per share and share data - Unaudited)

	2018	2018	2018	2017	2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Balance Sheet Data:

Total assets	$ 7,602,438	$ 7,622,963	$ 7,615,642	$ 7,253,156	$ 7,132,168
Interest-bearing deposits with banks	1,607,157	1,579,577	1,590,240	1,541,771	1,530,928
Securities	477,080	462,871	493,101	469,995	450,009
Total loans	4,952,267	5,017,071	4,990,681	4,728,168	4,658,525
Allowance for loan losses	(51,875)	(52,200)	(51,550)	(51,666)	(51,255)
Deposits	6,643,131	6,692,174	6,713,052	6,415,045	6,302,046
Stockholders' equity	884,801	862,012	838,096	775,629	764,414
Book value per common share	27.02	26.34	25.62	24.32	23.99
Tangible book value per common share (non-GAAP)(1)	24.06	23.35	22.61	22.28	21.93
Balance Sheet Ratios:
Average loans to deposits	74.76%	74.38%	75.42%	73.63%	73.59%
Average earning assets to total assets	93.04	93.11	93.14	93.36	93.37
Average stockholders' equity to average assets	11.23	11.23	10.95	10.78	10.74
Asset Quality Data:
Past due loans	$ 4,073	$ 2,916	$ 3,900	$ 2,893	$ 2,122
Nonaccrual loans	26,880	29,936	31,849	31,943	27,665
Restructured loans	13,557	14,527	12,945	4,720	3,603
Total nonperforming and restructured loans	44,510	47,379	48,694	39,556	33,390
Other real estate owned and repossessed assets	7,072	3,847	3,676	4,424	4,099
Total nonperforming and restructured assets	51,582	51,226	52,370	43,980	37,489
Nonperforming and restructured loans to total loans	0.90%	0.94%	0.98%	0.84%	0.72%
Nonperforming and restructured assets to total assets	0.68	0.67	0.69	0.61	0.53
Allowance to total loans	1.05	1.04	1.03	1.09	1.10
Allowance to nonperforming and restructured loans	116.55	110.18	105.87	130.62	153.50
Net charge-offs to average loans	0.02	0.01	0.01	0.06	0.02

Reconciliation of Tangible Book Value Per Common Share (non-GAAP)(2):

Stockholders' equity	$ 884,801	$ 862,012	$ 838,096	$ 775,629	$ 764,414
Less goodwill	79,733	79,733	79,796	54,042	54,042
Less intangible assets, net	17,257	18,012	18,782	11,082	11,645
Tangible stockholders' equity (non-GAAP)	$ 787,811	$ 764,267	$ 739,518	$ 710,505	$ 698,727
Common shares outstanding	32,749,690	32,731,215	32,707,166	31,894,563	31,863,063
Tangible book value per common share (non-GAAP)	$ 24.06	$ 23.35	$ 22.61	$ 22.28	$ 21.93

(1)	Refer to the "Reconciliation of Tangible Book Value per Common Share (non-GAAP)" Table.
(2)

Tangible book value per common share is stockholders' equity less goodwill and intangible assets, net, divided by common shares outstanding. This amount is a non-GAAP financial measure but has been included as it is considered to be a critical metric with which to analyze and evaluate the financial condition and capital strength of the Company. This measure should not be considered a substitute for operating results determined in accordance with GAAP.

BancFirst Corporation
Consolidated Average Balance Sheets
And Interest Margin Analysis
Taxable Equivalent Basis
(Dollars in thousands - Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2018			September 30, 2018
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Loans	$ 4,973,580	$ 66,852	5.33%	$ 4,975,621	$ 195,657	5.26%
Securities – taxable	432,935	2,246	2.06	437,379	6,100	1.86
Securities – tax exempt	23,469	184	3.10	26,969	606	3.00
Interest bearing deposits with banks	1,657,460	8,254	1.98	1,609,596	21,560	1.79
Total earning assets	7,087,444	77,536	4.34	7,049,565	223,923	4.25

Nonearning assets:
Cash and due from banks	182,449			184,170
Interest receivable and other assets	414,096			395,607
Allowance for loan losses	(52,293)			(52,190)
Total nonearning assets	544,252			527,587
Total assets	$ 7,631,696			$ 7,577,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction deposits	$ 775,122	$ 744	0.38%	$ 801,750	$ 1,740	0.29%
Savings deposits	2,553,401	8,010	1.24	2,502,746	20,305	1.08
Time deposits	736,060	2,417	1.30	756,041	6,105	1.08
Short-term borrowings	8,960	42	1.85	6,332	85	1.79
Junior subordinated debentures	31,959	547	6.80	31,959	1,626	6.80
Total interest bearing liabilities	4,105,502	11,760	1.14	4,098,828	29,861	0.97

Interest free funds:
Noninterest bearing deposits	2,610,935			2,594,714
Interest payable and other liabilities	37,051			32,518
Stockholders' equity	878,208			851,092
Total interest free funds	3,526,194			3,478,324
Total liabilities and stockholders' equity	$ 7,631,696			$ 7,577,152
Net interest income		$ 65,776			$ 194,062
Net interest spread			3.20%			3.28%
Effect of interest free funds			0.48%			0.40%
Net interest margin			3.68%			3.68%

CONTACT: Kevin Lawrence, Chief Financial Officer at (405) 270-1003 or David Harlow, Chief Executive Officer at (405) 270-1082.